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                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549

                             FORM N-8A

                   NOTIFICATION OF REGISTRATION

               FILED PURSUANT TO SECTION 8(a) OF THE

                  INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
___________________________________________________________________

NAME:     ACL Variable Annuity Account 1

Address of Principal Business Office (No. & Street, City, State,
Zip Code):

20 Madison Ave. Extension, Albany, NY 12203

Telephone Number (including area code):     (612) 671-3678

Name and address of agent for services of process:

Mary Ellyn Minenko, American Centurion Life Assurance Company
IDS Tower 10, Minneapolis, MN 55440

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to
     Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES   X     NO

                            SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Minneapolis and State of Minnesota on the 3rd day of January, 1996.

                                     /s/  Mary Ellyn Minenko
                                          Mary Ellyn Minenko

Attest:/s/  Eric L. Marhoun
            Eric L. Marhoun
            Secretary